UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2020

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1633 Broadway, Suite 22C, New York, New York 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	DCTH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Board Appointment Agreement, dated April 8, 2020 (the “Board Appointment Agreement”), by and among Delcath Systems, Inc. (the “Company”), Rosalind Master Fund L.P. and Rosalind Opportunities Fund I L.P. (collectively, the “Rosalind Funds”), on May 6, 2020 the Board of Directors of the Company (the “Board”) increased the number of directors constituting the Board to eight members and elected Steven Salamon and Gilad Aharon as independent directors of the Company to fill the vacancies created by the increase in the number of directors.  Mr. Salamon was elected to serve as a Class III director with a term scheduled to expire at the 2021 Annual Meeting of Stockholders and Dr. Aharon was elected to serve as a Class I director with a term scheduled to expire at the 2022 Annual Meeting of Stockholders.  Although no determination has been made, the Company expects that, pursuant to the rights granted to the Rosalind Funds pursuant to the Board Appointment Agreement,  either Mr. Salamon or  Mr. Aharon will be appointed to serve on each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation and Stock Option Committee of the Board, subject to satisfaction of any additional independence requirements of the Securities and Exchange Commission or The NASDAQ Stock Market LLC for membership on such committees.

On May 11, 2020, Dr. Marco Taglietti resigned as an independent director of the Company. Dr. Taglietti’s resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. In addition to his service on the Company’s Board of Directors, Dr. Taglietti served as Chair of the Board’s Compensation Committee and a member of its Nominating and Corporate Governance Committee.

Steven Salamon, 54, is a co-founder and Portfolio Manager at Rosalind Advisors, Inc., a life sciences focused investment manager established in 2006 (“Rosalind Advisors”). Rosalind Advisors is the investment manager for the Rosalind Funds. Mr. Salamon holds a MBA from the Ivey Business School and an Engineering Physics degree from the University of Toronto. Prior to co-founding Rosalind Advisors, Mr. Salamon worked as an equity analyst at HSBC Securities and RBC Capital Markets (formerly RBC Dominion Securities).

Dr. Gilad Aharon, 46, is a co-founder and Portfolio Manager at Rosalind Advisors. Dr. Aharon holds a Ph.D. in Biophysics and Molecular Biology from the University of Toronto.  Prior to co-founding Rosalind Advisors, Dr. Aharon worked as an equity analyst at Infinium Securities Inc.

Except for the Board Appointment Agreement, there are no arrangements or understandings between Mr. Salamon and Dr. Aharon and any other persons pursuant to which they were selected as directors, and, except for the Board Appointment Agreement and as described below there are no transactions between Mr. Salamon and Dr. Aharon, on the one hand, and the Company, on the other hand, that would be required to be reported under Item 404(a) of Regulation S-K.

Since January 1, 2019, the Rosalind Funds have participated as investors in a number of financings conducted by the Company, including the Company’s recently completed public offering.  The securities purchased by the Rosalind Funds were purchased on the same terms and conditions as the other investors in such financings.  Such transactions are described in the Company’s registration statement on Form S-1 (file no. 333-235904) (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission (the “Commission”) on April 30, 2020.

In connection with the offering described in the Registration Statement and as described therein, the Company, the Rosalind Funds and the Company’s executive officers entered into a Support and Conversion Agreement, dated March 11, 2020 (as amended, the “Support and Conversion Agreement”), pursuant to which, under the terms and subject to the conditions set forth therein, the Company has the right in certain circumstances to require the Rosalind Funds to convert all or a portion of their 8% senior secured promissory notes in the aggregate principal amount of $2 million into shares of the Company’s Series E Preferred Stock and the Company’s Series E Warrants at the contractual conversion price of $1,500 per share of Series E Preferred Stock.

The Board Appointment Agreement is more fully described in the Registration Statement and is filed as Exhibit 10.57 to the Registration Statement and incorporated herein by reference.  The Support and Conversion Agreement is more fully described in the Registration Statement.  The original Support and Conversion Agreement is filed as Exhibit 10.55 to the Registration Statement and the amendment thereto, dated April 8, 2020, is filed as Exhibit 10.56 to the Registration Statement, both of which are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: May 12, 2020	By:	/s/ Barbra Keck
Name: Barbra Keck
Title: Chief Financial Officer